NEWS

For:	From:
Ladish Co., Inc.	Libby Communications
5481 South Packard Avenue	95 Pin Pack Road
Cudahy, WI 53110	Ridgefield, CT 06877
Contact: Wayne E. Larsen	Contact: William J. Libby
414-747-2935	203-431-8480
414-747-2890 Fax	203-431-6132 Fax

Release date: 23 July 2004

LADISH REPORTS SALES OF $53.3 MILLION AND NET INCOME OF $2.2 MILLION FOR 2ND QUARTER 2004

Cudahy, WI—Ladish Co., Inc. (www.ladishco.com) (Nasdaq: LDSH) today reported 2004 second quarter sales of $53.3 million, an 8.6% improvement over $49.1 million of sales in the second quarter of 2003. The Company had a net income of $2.178 million, resulting in diluted earnings per share of $0.17 for the second quarter of 2004 versus net income of $0.073 million and $0.01 per share in the same period of 2003. First half 2004 sales of $104 million reflect a 7.9% growth over 2003, with $1.75 million of net income, $0.13 per share, in contrast to $0.65 million of net income, $0.05 per share, in 2003.

Ladish will host a conference call on Tuesday, July 27, 2004 at 11:00 a.m. EDT to discuss the second quarter performance for 2004. The telephone number to call to participate in the conference call is (800) 795-1259.

	For the Three Months Ended June 30		For the Six Months Ended June 30
(Dollars in thousands, except earnings per share)	2004	2003	2004	2003
Net sales	$53,279	$49,055	$103,995	$96,362
Cost of goods	47,558	44,792	95,904	90,083

Gross profit	5,721	4,263	8,091	6,279
SG&A	2,142	3,283	4,500	4,405

Operating income	3,579	980	3,591	1,874
Interest expense & other	512	493	1,122	1,016

Pretax income	3,067	487	2,469	858
Taxes	889	414	716	211

Net income	$2,178	$73	$1,753	$647

Basic earnings per share	$0.17	$0.01	$0.13	$0.05
Basic weighted average shares outstanding	13,025,356	13,023,393	13,024,380	13,023,393
Diluted earnings per share	$0.17	$0.01	$0.13	$0.05
Diluted weighted average shares outstanding	13,126,107	13,048,680	13,111,140	13,048,323

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NEWS

(Dollars in thousands)	June 30 2004	December 31 2003
Cash	$9,834	$10,981
Accounts receivable	$36,102	$29,683
Inventory	$44,873	$43,845
Net PP&E	$86,336	$89,991
Total Assets	$221,673	$216,642

Accounts payable	$15,903	$13,205
Accrued liabilities	$9,307	$7,546
Senior notes	$30,000	$30,000
Pensions	$8,962	$9,120
Postretirement benefits	$38,800	$39,811
Stockholders' equity	$118,517	$116,723

“The 8.6% sales increase in the second quarter of 2004 compared to the same period of 2003 is due to the continuing improvement of the commercial airline industry and the growing demand of the industrial market with customers such as Caterpillar,” says Kerry L. Woody, Ladish’s President and CEO. “Due to increased sales volumes and continued focus on cost reductions, the Company’s operations improved in the second quarter as gross margins were 10.7% in contrast to 8.7% in the second quarter of 2003.”

Looking forward to the remainder of 2004, Woody remarked, “Under the current conditions we see the sales opportunity continuing to improve this year and we expect a more favorable product mix going forward. Our backlog continues to grow and reached $239 million at the end of the second quarter of 2004 in contrast to $195 million at the same period in 2003. The recovery of our industry has begun and we expect it to proceed. All three operating units of Ladish are experiencing an upturn in business and profitability. While we are enjoying this positive trend, our established cost reduction programs remain focused at improving the profitability of the business and enhancing our cash position while serving the needs of our customers.”

Ladish Co., Inc. is a leading producer of highly engineered, technically advanced components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, Oregon and Connecticut. Ladish common stock trades on Nasdaq under the symbol LDSH.

This release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in them. These risks and uncertainties include, but are not limited to, uncertainties in the company’s major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and the effect of foreign currency fluctuations.

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